Exhibit 10.1

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE  (this “Agreement”), is entered into by and between Redpoint Bio Corporation (the “Company”) and Robert Bryant (“Employee”).

BACKGROUND

WHEREAS, Employee currently serves as the Vice President of Discovery Research of the Company pursuant to the terms and conditions set forth in an Offer Letter between the Company and Employee, dated March 15, 2004 (the “Offer Letter”);

WHEREAS, effective as of January 16, 2009 (the “Separation Date”), Employee will cease to serve as the Vice President of Discovery Research of the Company; and

WHEREAS, in connection with the termination of Employee’s employment with the Company, Employee and the Company desire to evidence the terms of certain agreements that have been reached between Employee and the Company regarding equity and other compensation and payments, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and of other good and valuable consideration the sufficiency of which Employee acknowledges, and intending to be legally bound hereby, Employee and the Company agree as follows:

SEVERANCE

1.             Severance.  Subject in all respects to the terms of this Agreement and Employee’s execution and non-revocation of this Agreement (See Section 7 below), the Company will provide Employee with the severance payment and benefits set forth below.

1.1           The Company will pay Employee an amount equal to ten (10) weeks of Employee’s base salary at the rate in effect immediately prior to the Separation Date, less applicable tax withholding, (the “Severance Payment”) which will be paid in equal installments in accordance with the Company’s normal payroll practices, beginning within thirty (30) days following the Separation Date.

1.2           The Company will pay Employee the compensation described in the Consulting Agreement, which is attached hereto as Exhibit A (the “Consulting Agreement”), for his consulting services following the Separation Date.  Employee and the Company reasonably anticipate that as of the Separation Date the level of bona fide services provided by Employee to the Company will be reduced permanently to a level less than or equal to 20% of average level of services performed by Employee while employed by the Company during the 36-month period immediately preceding the Separation Date such that Employee will be considered to have had a “separation from service” (within the meaning of such term under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), subject to the terms and conditions of the Consulting Agreement entered into by Employee and the Company effective as of the Separation Date.

1.3           The Company shall provide Employee with continued health, dental and vision coverage at the level in effect as of the Separation Date (or generally comparable coverage) for Employee and, where applicable, Employee’s spouse and dependents, on the same terms as such coverage is available to employees of the Company generally, at the same premium rates and cost sharing as may be charged from time to time for employees of the Company generally, as if Employee had continued in employment until the end of the ten (10)-week period following the Separation Date.  The COBRA health care continuation coverage period under section 4980B of the Code or any replacement or successor provision of United States tax law, shall run concurrently with the period of continued coverage following the Separation Date.

1.4           The Compensation Committee of the Board of Directors of the Company (the “Committee”) has approved by resolution an extended period of time during which Employee may exercise outstanding stock options held by Employee that are exercisable as of the Separation Date (such stock options, the “Vested Stock Options”).  In accordance therewith, Employee may exercise the Vested Stock Options at any time during the six (6)-month period following the Separation Date, so that Employee may exercise the Vested Stock Options through and including July 16, 2009 (the “Option Expiration Date”).  If Employee fails to exercise the Vested Stock Options on or before the Option Expiration Date, the Vested Stock Options shall terminate and Employee shall not have any right to exercise any portion of the Vested Stock Options after the Option Expiration Date.  Any stock options held by Employee that are not exercisable as of the Separation Date shall be forfeited as of the Separation Date and Employee shall have no further rights with respect thereto.

Employee hereby acknowledges and agrees that the Severance Payment and other benefits described in this Section 1 are being provided to Employee as consideration for Employee’s execution and non-revocation of, and in reliance upon Employee’s representations in this Agreement.  Employee further acknowledges and agrees that if Employee does not execute or executes and revokes this Agreement, Employee would not otherwise be entitled to the Severance Payment and other benefits described in this Section 1 or any other payment, and such Severance Payment and other benefits are sufficient consideration for Employee’s execution and non-revocation of this Agreement.

AGREEMENTS OF EMPLOYEE

2.             Acknowledgements.  Employee agrees and represents that the following are true and correct:

2.1           Employee’s employment with the Company permanently ended on the Separation Date, and the Company has no future obligation to re-employ Employee, other than engaging Employee as a consultant pursuant to the Consulting Agreement.

2.2           The Company will pay to Employee all amounts due from the Company through the Separation Date including but not limited to the following: (a) all wages earned, (b) payment for all accrued but unused paid vacation time as recorded in accordance with the Company’s vacation policy, and (c) reimbursement for all reasonable and necessary business travel and entertainment expenses incurred on behalf of the Company through the Separation Date.  No other amounts are due to Employee from the Company, except under this Agreement and only if this Agreement becomes effective and enforceable.

2.3           Employee has returned to the Company all items of property provided by the Company for Employee’s use during employment with the Company.

2.4           Employee has returned to the Company all documents and materials (in electronic, paper or other form) created or received by Employee in the course of employment with the Company, except Employee’s personal copies of documents evidencing (a) Employee’s hire, compensation rate and payments, benefits, (b) stock options, restricted stock, and documents received as a stockholder and (c) the Offer Letter.

2.5           Employee hereby acknowledges and agrees that Employee previously entered into an Agreement Regarding Confidentiality and Inventions, dated April 6, 2004, (the “Confidentiality Agreement”).  Even if Employee did not sign this Agreement, Employee would still have continuing obligations under the Confidentiality Agreement.

3.             General Waiver & Release.  Except as described in Sections 3.3 and 3.4 below, Employee waives and releases any and all claims, whether or not now known to Employee, against the Company, its parent, subsidiary and affiliated companies, and all of their past and present officers, directors, employees, agents and assigns (collectively, “Releasees”), arising from or relating to any and all acts, events and omissions occurring prior to the date Employee signs this Agreement.

3.1           Included Claims.  The claims being waived and released include, without limitation:

(a)           any and all claims arising from or relating to Employee’s recruitment, hire, employment and termination of employment with the Company;

(b)           any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, violation of public policy;

(c)           any and all claims of unlawful discrimination, harassment and retaliation under applicable federal, state and local laws and regulations;

(d)           any and all claims of violation of any federal, state and local law relating to recruitment, hiring, terms and conditions of employment, and termination of employment;

(e)           any and all claims for monetary damages and any other form of personal relief; and

(f)            any and all claims under the federal Age Discrimination in Employment Act, as amended (“ADEA”).

3.2           Unknown Claims.  In waiving and releasing any and all claims against the Releasees, whether or not now known to Employee, Employee understands that this means that,

if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if Employee had prior knowledge of such facts.

3.3           Exceptions.  The only claims that are not being waived and released by Employee under this Section 3 are claims Employee may have for:

(a)           unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

(b)           continuation of existing participation in Company-sponsored group health benefit plans, at Employee’s full expense, under the federal law known as “COBRA” and/or under an applicable state counterpart law;

(c)           any benefit entitlements that are vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA;”

(d)           vested shares of common stock and/or vested option shares pursuant to the written terms and conditions of Employee’s existing stock and stock option grants and agreements, existing as of the Separation Date;

(e)           violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and

(f)            any wrongful act or omission occurring after the date Employee signs this Agreement.

3.4           Government Agency Claims Exception.  Nothing in this Section 3, or elsewhere in this Agreement, prevents or prohibits Employee from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government.  However, Employee understands that, because Employee is waiving and releasing all claims “for monetary damages and any other form of personal relief” (per Section 3.1(e) above), Employee may only seek and receive non-personal forms of relief through any such claim.

4.             Confidentiality of this Agreement.  Employee shall not disclose to others the fact or terms of this Agreement, except Employee may disclose such information to Employee’s spouse or domestic/civil union partner and to Employee’s attorney or accountant (in order for such individuals to render professional services to Employee), so long as such individuals agree to keep such information confidential.  Nothing in this Section 4, or elsewhere in this Agreement, is intended to prevent or prohibit Employee from (a) providing information regarding Employee’s former employment relationship with the Company, as may be required by law or legal process, or (b) cooperating, participating or assisting in any government entity investigation or proceeding.

AGREEMENTS OF THE COMPANY & EMPLOYEE

5.             Mutual Non-Disparagement.  Employee shall not disparage the Company, its subsidiaries and parents, and their respective directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law.  The Company shall not disparage Employee or make any public statement reflecting negatively on Employee to third parties, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law.

6.             No Admission.  Nothing about the fact or content of this Agreement shall be considered to be or treated by Employee or the Company as an admission of any wrongdoing, liability or violation of law by Employee or by any Releasee.

7.             Consideration & Revocation Periods; Effective Date.  Employee has been given twenty-one (21) calendar days after the date Employee received this Agreement (“21-day Consideration Period”) within which to review and consider this Agreement, to discuss the Agreement with an attorney of Employee’s own choosing, and to decide whether or not to sign this Agreement.  The Company hereby advises Employee to consult with an attorney of Employee’s own choosing during this 21-day Consideration Period.

7.1           In addition, for the period of seven (7) calendar days after the date Employee signs this Agreement (“7-day Revocation Period”), Employee may revoke it by delivering written notice of revocation to the Company by hand-delivery or by facsimile or e-mail transmission (and retaining proof of successful transmission) using the street, facsimile or e-mail address for the Company stated in Section 7 below.

7.2           Because of this 7-day Revocation Period, this Agreement will not become effective and enforceable until the eighth calendar day after the date Employee signed it, provided that Employee has delivered Employee’s signed Agreement to the Company, and Employee did not revoke the Agreement per Section 7.1 above (“Effective Date”).

8.             Delivery to the Company.  Employee should return this Agreement, signed by Employee (and any notice of revocation, if applicable per Section 7 above) to:

Redpoint Bio Corporation

Attn: Chief Executive Officer

7 Graphics Drive

Ewing, New Jersey 08628

9.             Judicial Interpretation/Modification; Severability.  In the event that, any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide Releasees with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the Company and Employee in entering into this Agreement.  If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.

10.           Changes to Agreement.  No changes to this Agreement can be effective except by another written agreement signed by Employee and by the Company’s Chief Executive Officer.

11.           Complete Agreement.  Except for the agreements and benefit plans noted in Sections 2.4 and 3.3 above, and any promissory note(s) or other debt obligation(s) of Employee in favor of the Company, as of the Effective Date, this Agreement cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in-law) between Employee and the Company regarding all of the subjects covered by this Agreement.  This Agreement is the full, complete and exclusive agreement between Employee and the Company regarding all of the subjects covered by this Agreement, and neither Employee nor the Company is relying on any representation or promise that is not expressly stated in this Agreement.

12.           Section 409A of the Code.

12.1         This Agreement is intended to comply with the requirements of section 409A of the Code, and specifically, with the separation pay exemption and short-term deferral exemption of section 409A of the Code, and shall in all respects be administered in accordance with section 409A of the Code.  If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Employee under section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs.  To the extent that any provision of the Agreement would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Agreement to fail to satisfy the requirements of section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.  In no event shall Employee, directly or indirectly, designate the calendar year of payment.

12.2         All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement shall be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Employee and the Company hereby execute the foregoing Separation of Employment Agreement and General Release as of the dates set forth below.

REDPOINT BIO CORPORATION

Dated: January 9, 2009	By	/s/ F. Raymond Salemme
F. Raymond Salemme, Ph.D.
President and Chief Executive Officer
Redpoint Bio Corporation

I HAVE READ THIS AGREEMENT.  I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS PER SECTION 3 ABOVE.   I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE 21-DAY CONSIDERATION PERIOD, AND THAT THE COMPANY HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS AGREEMENT.  I SIGN THIS AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

EMPLOYEE

Dated: January 9, 2009	/s/ Robert Bryant
Robert Bryant